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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
BARE ESCENTUALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BARE ESCENTUALS, INC.
71 Stevenson Street, 22nd Floor
San Francisco, California 94105

NOTICE OF 2008 ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of Bare Escentuals, Inc.:

        Notice is hereby given that the Annual Meeting of the Stockholders of Bare Escentuals, Inc., a Delaware corporation, will be held on May 15, 2008 at 8:00 a.m. at the Palace Hotel, located at 2 New Montgomery Street, San Francisco, California 94105, for the following purposes:

  1.
  To elect two directors for a three-year term to expire at the 2011 Annual Meeting of Stockholders. Our present board of directors has nominated and recommends for election as director the following persons:

      Bradley M. Bloom
      Lea Anne S. Ottinger

  2.
  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2008.

  3
  To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Our board of directors has fixed the close of business on March 17, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

        Accompanying this Notice is a Proxy. Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly. If you plan to attend our 2008 Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

        All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Leslie A. Blodgett Chief Executive Officer

San Francisco, California
April 7, 2008

BARE ESCENTUALS, INC.
71 Stevenson Street, 22nd Floor
San Francisco, California 94105

PROXY STATEMENT

        The board of directors of Bare Escentuals, Inc., a Delaware corporation, is soliciting the enclosed proxy for use at our 2008 Annual Meeting of Stockholders to be held on May 15, 2008 at 8:00 a.m. at the Palace Hotel, located at 2 New Montgomery Street, San Francisco, California 94105, and at any adjournments or postponements thereof. This proxy statement will be first sent to stockholders on or about April 7, 2008.

        All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the Proxy Card in the enclosed envelope.

        A proxy may be revoked by written notice to the Corporate Secretary of our company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our board of directors' nominees for director; and (2) for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

        Stockholders of record at the close of business on March 17, 2008 (the "Record Date") will be entitled to vote at the meeting or vote by proxy using the enclosed proxy card. As of that date, 91,341,153 shares of our common stock, par value $0.001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors, and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2008.

        The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy Card will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons' out-of-pocket expenses. All votes will be tabulated by the Inspector of Elections (the "Inspector") appointed for the 2008 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The Inspector will also determine whether a quorum is present at the 2008 Annual Meeting.

        Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholder Meeting to be held on May 15, 2008. The proxy statement and annual report to security holders are available at www.proxyvote.com.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our board of directors currently consists of nine members. However, the size of the board of directors will be reduced to eight members on April 15, 2008 in connection with the resignation of John C. Hansen from our board of directors and will be further reduced to seven immediately prior to the Annual Meeting in connection with Michael J. John not standing for re-election, pursuant to resolutions duly adopted by the board of directors in accordance with our bylaws. Our amended and restated certificate of incorporation provides for the classification of our board of directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. Two nominees for director are to be elected as Class II directors at this meeting. The nominees are Bradley M. Bloom and Lea Anne S. Ottinger, who are each members of our present board of directors. The Class I and Class III directors have two years and one year, respectively, remaining on their terms of office.

        A plurality of the votes of the shares present in person or represented by proxy at the 2008 Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our board of directors' nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our board of directors to fill such vacancy.

Information Regarding Directors

        The information set forth below as to the nominees for director has been furnished to us by the nominees and the information regarding the other directors has been furnished to us by such directors:

Nominees for Election to the Board of Directors
For a Three-Year Term Expiring at the
2011 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Bradley M. Bloom	55	Director
Lea Anne S. Ottinger	49	Director

        Bradley M. Bloom has served as a member of our board of directors since June 2004. Mr. Bloom is a Managing Director of Berkshire Partners LLC, which he co-founded in 1986. He is a director of Carter's, Inc., a public company, and is or has been a director of several of Berkshire Partners LLC's private consumer and retailing companies including the private companies Citizens of Humanity, LLC, Acosta, Inc., Gordon Brothers Group, Sterling, Inc., America's Best Contacts and Eyeglasses, L.P., and Miami Cruiseline Services Holdings I.B.V.

        Lea Anne S. Ottinger has served as a member of our board of directors since June 2004. Ms. Ottinger is a principal of LMR Advisors and has served as a strategic business consultant, with a focus on mergers and acquisitions, since 1998. Ms. Ottinger owned and operated several of The Body Shop cosmetic stores between 1990 and 1998. Ms. Ottinger currently serves on the board of directors of Savers, Inc., a private company.

Members of the Board of Directors Continuing in Office
Term Expiring at the
2009 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Leslie A. Blodgett	45	Director and Chief Executive Officer
Karen M. Rose	59	Director

        Leslie A. Blodgett has served as Chief Executive Officer and a member of our board of directors and that of our predecessor since 1995. From 1995 until May 2006, Ms. Blodgett also served as President. Prior to joining Bare Escentuals, Ms. Blodgett held various positions at Neutrogena, a dermatology division of Johnson & Johnson, a manufacturer of health care products, Procter & Gamble, Inc., a manufacturer and distributor of household products, and Max Factor, a cosmetics division of Procter & Gamble.

        Karen M. Rose has served as a member of our board of directors since May 2006. Ms. Rose has been a business consultant since October 2003. Ms. Rose was Group Vice President and Chief Financial Officer of The Clorox Company from December 1997 until her retirement in October 2003. Prior to that, Ms. Rose held various management positions including Director of Finance, Household Products Company and Vice President and Treasurer since joining Clorox in 1978.

Term Expiring at the
2010 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Ross M. Jones	42	Chairman and Director
Glen T. Senk	51	Director
Kristina M. Leslie	43	Director

        Ross M. Jones has served as chairman of our board of directors since July 2004 and has served as a member of our board of directors since June 2004. Mr. Jones is a Managing Director of Berkshire Partners LLC, a private equity investment partnership which he joined in 1993. Mr. Jones became a Managing Director of Berkshire Partners LLC in 2000 and is or has been a director of several of Berkshire Partners LLC's consumer, retailing, manufacturing, and business services companies including Carter's, Inc., a public company, and the private companies N.E.W. Customer Service Companies, Inc., Waterworks, Inc., AVW-TelAv Inc., Sterling Collision Centers, Inc., and Thomas Built Buses, Inc.

        Glen T. Senk has served as a member of our board of directors since November 2004. Mr. Senk has served as a director of Urban Outfitters, Inc., a public company, since 2004 and of Tory Burch, Inc., a private company, since 2006. Mr. Senk joined Urban Outfitters, Inc. as President of Anthropologie, Inc., in 1994; he was named Executive Vice President of the Company in 2002 and Chief Executive Officer of the Company in 2007.

        Kristina M. Leslie has served as a member of our board of directors since November 2007. Ms. Leslie served as Chief Financial Officer of DreamWorks Animation SKG, Inc. from October 2004 through February 2007. Previously, she had served as the Chief Financial Officer at DreamWorks SKG from the fall of 2003 and oversaw the corporate finance and strategic planning functions since joining DreamWorks SKG in June 1996.

Board Meetings

        Our board of directors held four regularly scheduled meetings and four special telephonic meetings during 2007 and acted by unanimous written consent once. The audit committee held four regularly scheduled meetings and two special telephonic meetings during 2007. The compensation committee held four regularly scheduled meetings and two special telephonic meetings during 2007. The nominating/corporate governance committee held four regularly scheduled meetings during 2007. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he or she served.

Board Committees

        Our board of directors has established three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee.

        Audit Committee.    Our audit committee currently consists of Kristina M. Leslie, Lea Anne S. Ottinger and Karen M. Rose, each of whom is a non-management member of our board of directors. Ms. Rose serves as the chair of this committee. Our board of directors has determined that Ms. Leslie, Ms. Ottinger and Ms. Rose satisfy the independence requirements of the Nasdaq Stock Market and the Securities and Exchange Commission, or the SEC. Our board of directors has determined that Ms. Rose and Ms. Leslie qualify as "audit committee financial experts" as that term is defined in the rules and regulations established by the SEC. The audit committee is governed by a written charter approved by our board of directors. The functions of this committee include:

  •
  meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

  •
  meeting with our independent auditors, with internal financial personnel and with Grant Thornton LLP, which has been engaged to provide Sarbanes-Oxley-related consulting services, regarding these matters;

  •
  overseeing all internal audit work whether performed by internal financial personnel or by external providers;

  •
  appointing, compensating, retaining and overseeing the work of our independent auditors and recommending to our board of directors the engagement of our independent auditors;

  •
  pre-approving audit and non-audit services of our independent auditors;

  •
  reviewing our audited annual financial statements, our unaudited interim financial statements, and our periodic reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

  •
  reviewing the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor's senior personnel that are providing us audit services; and

  •
  reviewing all related-party transactions for approval.

        Both our independent auditors and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.

        Compensation Committee.    Our compensation committee currently consists of Bradley M. Bloom, Ross M. Jones and Glen T. Senk, each of whom is a non-management member of our board of directors. Mr. Senk serves as the chair of this committee, and our board of directors has determined that Messrs. Bloom, Jones and Senk satisfy the independence requirements of the Nasdaq Stock Market. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m)

of the Internal Revenue Code of 1986. The compensation committee is governed by a written charter approved by our board of directors. The functions of this committee include:

  •
  reviewing and, as it deems appropriate, recommending to our board of directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

  •
  exercising authority under our equity incentive plans;

  •
  reviewing with management the compensation disclosure and analysis prior to its inclusion in our annual report on Form 10-K or proxy statement;

  •
  preparing the compensation committee report for inclusion in the Form 10-K or proxy statement; and

  •
  assisting the board of directors in developing and evaluating candidates for key executive positions.

        Nominating/Corporate Governance Committee.    Our nominating/corporate governance committee currently consists of Bradley M. Bloom, Ross M. Jones and Glen T. Senk, each of whom is a non-management member of our board of directors. Our board of directors has determined that Messrs. Bloom, Jones and Senk satisfy the independence requirements of the Nasdaq Stock Market. Mr. Jones serves as the chair of this committee. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The functions of this committee include:

  •
  reviewing and recommending nominees for election as directors;

  •
  assessing the performance of the board of directors;

  •
  developing guidelines for board composition;

  •
  recommending processes for annual evaluations of the performance of the board of directors and the chairman of the board of directors;

  •
  ensuring a succession plan is in place for the chief executive officer and other executive officers; and

  •
  reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance.

Compensation Committee Interlocks and Insider Participation

        Messrs. Bloom, Jones and Senk served as members of our compensation committee during the last fiscal year. None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Nomination Process

Director Qualifications

        The nominating/corporate governance committee's goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the nominating/corporate governance committee also considers candidates with appropriate non-business backgrounds.

        In evaluating director nominees, the nominating/corporate governance committee considers, among others, the following factors:

  •
  the appropriate size of our board of directors;

  •
  personal and professional integrity, ethics and values;

  •
  experience in corporate management, such as serving as an officer or former officer of a publicly held company;

  •
  experience in our industry;

  •
  experience as a board member of another publicly held company; and

  •
  other relevant experience.

        Further, the nominating/corporate governance committee believes it appropriate for at least one member of our board of directors to meet the criteria for an "audit committee financial expert" as defined by the SEC rules, and that a majority of the members of our board of directors meet the definition of "independent director" under the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee also believes it is appropriate for certain key members of our management to participate in board of director meetings.

        Other than the foregoing, there are no stated minimum general criteria for director nominees, although the nominating/corporate governance committee may also consider such other facts as it may deem are in the best interests of our company and our stockholders.

Identification and Evaluation of Nominees for Directors

        The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee's criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective. The nominating/corporate governance committee welcomes turnover in the board of directors as it contributes to diversity on the board of directors, brings new viewpoints, approaches and ideas and discourages entrenchment of the board of directors or management. If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. Historically, the nominating/corporate governance committee has not relied on third-party search firms to identify candidates for the board of directors, but the nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

        The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by several of our independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors.

        The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. Pursuant to our bylaws, stockholders wishing to suggest a candidate for director should write to our company's corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholder's name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating/corporate governance committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate's business and educational experience; (v) information regarding each of the factors listed above, other than that regarding board of directors size and composition, sufficient to enable the nominating/corporate governance committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to our board of directors; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of our company; (viii) detailed information about any relationship or understanding between the proposing stockholder and candidate; and (ix) a list of three character references, including complete contact information for such references. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our corporate secretary at our principal executive offices pursuant to the procedures set forth under "Stockholder Proposals."

Communications with our Board of Directors

        Our stockholders may send correspondence to our board of directors c/o Corporate Secretary at Bare Escentuals, Inc., 71 Stevenson Street, 22nd Floor, San Francisco, California 94105. Our corporate secretary will review all correspondence addressed to our board of directors, or any individual director, for any inappropriate correspondence and correspondence more suitably directed to management. Our corporate secretary will forward appropriate stockholder communications to our board of directors prior to the next regularly scheduled meeting of our board of directors following the receipt of the communication. Our corporate secretary will summarize all correspondence not forwarded to our board of directors and make the correspondence available to our board of directors for its review at our board of directors' request.

Code of Ethics

        Our company has established a Code of Ethics that applies to our officers, directors and employees. The Code of Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

        Our company's corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Nominating/Corporate Governance Committee Charter and Code of Ethics, are available, free of charge, on our website at www.bareescentuals.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Corporate Secretary, Bare Escentuals, Inc., 71 Stevenson Street, 22nd Floor, San Francisco, California 94105.

Report of the Audit Committee

        The audit committee oversees our financial reporting process on behalf of our board of directors. Management has the primary responsibility for the preparation, presentation, and integrity of financial statements, for the appropriateness of the accounting principles and reporting policies that are used and for implementing and maintaining internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The audit committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 30, 2007 and the audit of the effectiveness of the Company's internal control over financial reporting with management and with the Company's independent auditors, Ernst & Young LLP. The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Statements on Auditing Standards ("SAS") No. 114, which supersedes SAS No. 61, as amended, relating to the conduct of the audit. The audit committee also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No.1, "Independence Discussion with Audit Committees," and the Audit Committee discussed the independence of Ernst & Young LLP with that firm. The audit committee has considered the compatibility of non-audit services with the auditors' independence.

        The audit committee discussed with Ernst & Young LLP the overall scope of their audit. The audit committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examination, their evaluation of our internal controls solely as it pertained to their financial statement audit, and the overall quality of our financial reporting.

        In reliance on the reviews and discussions referred to above, the audit committee has recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 30, 2007 for filing with the SEC. The audit committee and our board of directors also have recommended, subject to stockholder approval, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2008.

        This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

        The foregoing report has been furnished by the audit committee.

Karen M. Rose, Chair
Lea Anne S. Ottinger
Kristina M. Leslie

Director Attendance at Annual Meetings

        Although our company does not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting, we encourage all of our directors to attend. At the 2007 Annual Meeting, seven of our directors attended.

        Our board of directors unanimously recommends a vote "FOR" each nominee listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Set forth below is information relating to the beneficial ownership of our common stock as of March 17, 2008, by:

  •
  each person known by us to beneficially own more than 5% of our outstanding shares of common stock;

  •
  each of our directors;

  •
  each of the named executive officers; and

  •
  all directors and executive officers as a group.

        The number of shares beneficially owned by each stockholder and each stockholder's percentage ownership in the following table is based on 91,341,153 shares of common stock outstanding as of March 17, 2008. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power and shares of which a person has the right to acquire ownership within 60 days after March 17, 2008, if any. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Unless otherwise indicated, the address of each officer, director and 5% or greater stockholder listed below is c/o Bare Escentuals, Inc., 71 Stevenson Street, 22nd Floor, San Francisco, California 94105.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% and Greater Stockholders
Funds affiliated with Berkshire Partners LLC(1)	18,175,025	19.9%
Berkshire Fund V, Limited Partnership	8,118,746	8.9
Berkshire Fund VI, Limited Partnership	8,835,572	9.7
Berkshire Investors LLC	906,941	*
Berkshire Partners LLC	313,766	*
Capital World Investors(2)	9,205,000	10.1
Artisan Partners Limited Partnership(3)	4,583,200	5.0
Thornburg Investment Management Inc.(4)	4,576,790	5.0
Directors and Executive Officers
Shares beneficially owned by Leslie A. Blodgett(5)	5,649,632	6.2
Keith M. Blodgett and Leslie A. Blodgett, trustees of the Blodgett Family Trust dated June 7, 2004	4,696,793	5.1
Diane M. Miles(6)	129,443	*
Myles B. McCormick(7)	427,071	*
James Taschetta(8)	2,000	*
Ross M. Jones(9)(10)	57,606	*
Bradley M. Bloom(9)	51,908	*
John C. Hansen(11)	4,352,784	4.8
Michael J. John(12)	2,021,938	2.2
Kristina M. Leslie(13)	—	—
Lea Anne S. Ottinger(14)	159,148	*
Karen Rose(15)	38,414	*
Glen T. Senk(16)	61,623	*
All directors and executive officers as a group (11 persons, excludes Diane Miles, who is no longer an executive officer)	12,534,414	13.7

*
Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)
(i) 313,766 of these shares are held by Berkshire Partners LLC, (ii) 8,835,572 of these shares are held by Berkshire Fund VI, Limited Partnership, (iii) 8,118,746 of these shares are held by Berkshire Fund V, Limited Partnership and (iv) 906,941 of these shares are held by Berkshire Investors LLC. The business address for these stockholders is c/o Berkshire Partners LLC, One Boston Place, Suite 3300, Boston, Massachusetts 02108. Fifth Berkshire Associates LLC ("Fifth Berkshire") is the general partner of Berkshire Fund V, Limited Partnership ("Berkshire Fund V") and has voting and investment power for Berkshire Fund V. Sixth Berkshire Associates LLC ("Sixth Berkshire") is the general partner of Berkshire Fund VI, Limited Partnership ("Berkshire Fund VI") and has voting and investment power for Berkshire Fund VI. The managing members of Fifth Berkshire include one of our directors, Bradley M. Bloom, J. Christopher Clifford, Kevin T. Callaghan, Richard K. Lubin, Carl Ferenbach, Jane Brock-Wilson, David R. Peeler, Robert J. Small, and our chairman of the board of directors, Ross M. Jones (the "Fifth Berkshire Principals" and together with Michael C. Ascione, Christopher J. Hadley and Lawrence S. Hamelsky, the "Berkshire Principals"). The Berkshire Principals are the managing members of Sixth Berkshire, Berkshire Investors LLC and Berkshire Partners LLC and, as such, may be deemed to possess indirect beneficial ownership of the shares of common stock beneficially owned by Berkshire Fund V, Berkshire Fund VI, Berkshire Investors LLC and Berkshire Partners LLC. However none of the Berkshire Principals, acting alone, has voting or investment power with respect to shares beneficially owned by Berkshire Fund V, Berkshire Fund VI, Berkshire Investors LLC or Berkshire Partners LLC, and as a result, each Berkshire Principal disclaims beneficial ownership of shares of our common stock.

(2)
The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071. Information is based on a Schedule 13G filed with the SEC by Capital World Investors on January 10, 2008. Capital World Investors, a division of Capital Research and Management Company, has sole investment and voting power with respect to all such shares.

(3)
The address for Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee Wisconsin 53202. Information is based on a Schedule 13G filed with the SEC by Artisan Partners Limited Partnership on February 13, 2008. Artisan Investment Corporation, is the general partner of Artisan Partners Limited Partnership, ZFIC, Inc. is the sole stockholder of Artisan Investment Corporation. Andrew A. Ziegler and Carlene M. Ziegler are the principal stockholders of ZFIC, Inc. Artisan Partners Limited Partnership, Artisan Investment Corporation, ZFIC, Inc. and Mr. and Mrs. Ziegler have shared investment and voting power with respect to all such shares.

(4)
The address for Thornburg Investment Management, Inc. is 119 E. Marcy Street, Santa Fe, New Mexico 87501. Information is based on an amended Schedule 13G/A filed with the SEC by Thornburg Investment Management, Inc. on February 29, 2008. Thornburg Investment Management, Inc. has sole investment and voting power with respect to all such shares.

(5)
Includes options to purchase 48,641 shares exercisable within 60 days of March 17, 2008. Also includes 4,696,793 shares held of record by trusts for which Ms. Blodgett and her husband have shared voting and investment power. Also includes 300 shares held by Ms. Blodgett's husband as UTMA custodian for Ms. Blodgett's son for which Ms. Blodgett's husband has sole voting and investment power; Ms. Blodgett disclaims beneficial ownership of these shares.

(6)
Ms. Miles resigned her position as President of Wholesale/International as of November 26, 2007. Information is based on a Form 4 filed with the SEC on October 6, 2006 and her exercise of options after her resignation. We do not have any other information regarding the current holdings of Ms. Miles.

(7)
Includes options to purchase 307,918 shares exercisable within 60 days as of March 17, 2008 and 25 shares held by Mr. McCormick's wife.

(8)
There were no options exercisable within 60 days as of March 17, 2008.

(9)
Messrs. Bloom and Jones are Managing Directors of Berkshire Partners LLC. By virtue of their positions as managing members of each of Berkshire Partners LLC, Berkshire Investors LLC, Fifth

  Berkshire, the general partner of Berkshire Fund V, and Sixth Berkshire, the general partner of Berkshire Fund VI, Messrs. Bloom and Jones may be deemed to possess beneficial ownership of 18,175,025 shares of common stock beneficially owned by these entities, which represents 19.9% of our outstanding common stock. However, neither Mr. Bloom nor Mr. Jones, acting alone, has voting or investment power with respect to the shares beneficially owned by these entities and, as a result, each of Messrs. Bloom and Jones disclaims beneficial ownership of such shares of our common stock.

(10)
Includes 26,501 shares held by the LIP Foundation, a charitable foundation, for which Mr. Jones shares voting and investment control with his wife, but in which he has no pecuniary interest.

(11)
Mr. Hansen has announced his intention to resign his position as a director effective April 15, 2008. Includes (i) 1 share held by JH MDB Investors, L.P., (ii) 108,637 shares held by JH Partners, LLC, (iii) 3,259,589 shares held by Siberia Investment Company, LLC, (iv) 179,072 shares held by JH Investment Management, LLC, (v) 490,883 shares held by Monte Savello, LP and (vi) 314,602 shares held by San Leonardo, LLC. Mr. Hansen disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.

(12)
Mr. John has announced he will not stand for re-election at the Annual Meeting of Stockholders on May 15, 2008. Includes (i) 1 share held by JH MDB Investors, L.P., (ii) 108,637 shares held by JH Partners, LLC, (iii) 179,072 shares held by JH Investment Management, LLC, (iv) 1,687,931 shares held by the M John Family LP, (v) 12,156 shares held by the Barbie John Children's Irrevocable Trust, (vi) 12,156 shares held by the Michael John Children's Irrevocable Trust, (vii) 6,093 shares held by the John GST Investment Irrevocable Trust, (viii) 6,801 shares held by one of his sons and (ix) 9,091 shares held as UTMA Custodian for one of his sons. Mr. John disclaims beneficial ownership of the shares held by JH Partners, LLC, JH MDB Investors, L.P., M John Family LP, the Barbie John Children's Irrevocable Trust, the Michael John Children's Irrevocable Trust, the John GST Investment Irrevocable Trust and his son, except to the extent of his pecuniary interest therein.

(13)
There were no options exercisable within 60 days as of March 17, 2008.

(14)
Includes options to purchase 8,999 shares exercisable within 60 days of March 17, 2008 and 11,500 shares held by each of the Lauren Elizabeth Ottinger 1993 Trust dated 9/28/93, Michael Walter Ottinger 1993 Trust dated 9/28/93 and Ryan Richard Ottinger 1996 Trust dated 11/22/96.

(15)
Includes options to purchase 7,947 shares exercisable within 60 days of March 17, 2008.

(16)
Includes options to purchase 16,849 shares exercisable within 60 days of March 17, 2008.

EXECUTIVE OFFICERS

Our Executive Officers

        The following table sets forth information regarding our executive officers as of December 30, 2007:

Name	Age	Position
Leslie A. Blodgett	45	Chief Executive Officer and Director
Myles B. McCormick	36	Executive Vice President, Chief Financial Officer and Chief Operating Officer
James M. Taschetta	46	Executive Vice President and Chief Marketing Officer

Executive Officers

        For information on Ms. Blodgett see "Proposal 1—Election of Directors."

        Myles B. McCormick has served as our Chief Financial Officer since December 2004 and our Chief Operating Officer since March 2006. Prior to joining us, Mr. McCormick was Chief Financial Officer for The Gymboree Corporation, an apparel retailer, from February 2002 to December 2004, and Vice President of Finance from May 2001.

        James M. Taschetta has served as our Chief Marketing Officer since October 2007. Prior to joining us, Mr. Taschetta was Senior Vice President of Marketing Strategy and Planning at Visa USA, Inc. from October 2003 to October 2007. Previously, Mr. Taschetta spent 10 years in Brand Management at The Procter & Gamble Company.

COMPENSATION DISCUSSION AND ANALYSIS

        The compensation committee of our board of directors, comprised entirely of independent directors, administers our executive compensation program. The role of the compensation committee is to oversee our compensation and benefit plans and policies, administer its stock plans and review and approve annually all compensation decisions (base salary, variable pay and long-term incentives) relating to all executive officers.

        The compensation committee makes all compensation decisions for our chief executive officer and our named executive officers. Our chief executive officer annually reviews the performance of each member of our executive management team (other than the chief executive officer, whose performance is reviewed by the compensation committee). Our chief executive officer is responsible for making a recommendation regarding the base salary, bonus and long-term incentive compensation for each executive officer (other than herself) based upon such reviews. The thresholds for the bonus component of our executive officers' compensation are based upon our annual earnings financial targets. The recommendations are presented to the compensation committee for its consideration and the compensation committee makes a final determination regarding salary adjustments and annual award amounts to executives.

        We operate in a competitive, dynamic and challenging industry. Our compensation programs are intended to provide a link between the creation of stockholder value and the compensation earned by our executive officers and has been designed to:

  •
  Attract, motivate and retain superior talent,

  •
  Encourage high performance and promote accountability,

  •
  Ensure that compensation is commensurate with our performance and stockholder returns,

  •
  Provide performance awards for the achievement of financial and operational targets and strategic objectives that are critical to our long-term growth, and

  •
  Ensure that the executive officers have financial incentives to achieve substantial growth in stockholder value.

        To achieve these objectives, the compensation committee has implemented and intends to maintain compensation plans that tie a substantial portion of the executives' overall compensation to key financial goals. During fiscal year 2007, we began using earnings per share as the primary measure of company performance.

        The compensation committee establishes individual executive compensation at levels the committee believes are comparable with executives in other companies of similar size and stages of development that operate in consumer products, cosmetics and other retail industries, taking into account our relative performance and our own strategic goals.

        The compensation of our executive officers is comprised of base salaries, an annual corporate bonus plan and long-term equity incentives in the form of stock options, benefits and severance benefits. In determining specific components of compensation, the compensation committee considers individual performance, level of responsibility, skills and experience, and other compensation awards or arrangements. In addition, great importance is placed on the results achieved of our executive management team as a whole. The compensation committee reviews and approves all elements of compensation for all of our executive officers taking into consideration recommendations from our management as well as information regarding compensation levels at competitors in our industry.

        Our compensation committee performs annually a review of our compensation policies, including policies and strategy relating to executive compensation, including the appropriate mix of base salary, bonuses and long-term incentive compensation. The compensation committee also reviews and approves all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans (including our 401(k) plan, long-term incentive plan and management incentive plan).

        Our chief executive officer, chief financial officer and chief operating officer, and vice president of human resources set salaries and bonus opportunities for employees below the level of vice president and make recommendations with respect to option awards to people at these levels. They also make recommendations with respect to salary, bonus eligibility and option awards for our vice presidents and executive officers. Our chief executive officer, chief financial officer and chief operating officer, and vice president of human resources also gather information and provide compensation recommendations in responses to requests from the compensation committee. Notwithstanding this input and these recommendations, the compensation committee determines the compensation of our executive officers in executive session.

        In order to ensure that we continue to remunerate our executives appropriately, we have retained Hay Group, a leading human resource and compensation consulting firm, as our compensation consultant to review our policies and procedures with respect to executive compensation. In its role as our compensation consultant, Hay Group has provided:

  •
  a general review of competitiveness of compensation for corporate positions at the manager level and above, focusing on market pay by level;

  •
  an analysis of pay mix (salary, short-term and long-term incentives) by level;

  •
  a review of, and recommendations on, our bonus plan design and award size for corporate employees; and

  •
  recommendations on long-term incentive vehicles, eligibility and award size.

        In connection with its compensation analysis, Hay Group provided data at the 25th, 50th and 75th percentiles using Hay Group's 2006 Retail Compensation Survey. Hay Group has advised us that the data from 2006 Retail Compensation Survey has not substantially changed due to macroeconomic conditions. With respect to short-term and long-term incentive programs, Hay Group reviewed our current bonus and long-term incentive programs and identified opportunities for enhancing the design. They also have provided information on market practices for both short-term and long-term incentive plans and alternatives for us to consider. Hay Group has been working with our management in conducting this project, and reported directly to the compensation committee with respect to its findings and recommendations.

        Management and the compensation committee historically have used market surveys and competitive data gathered internally and by consultants in making decisions affecting compensation. Management and the compensation committee have reviewed data focused on consumer products companies, cosmetics companies, retail companies and companies located in the San Francisco Bay Area. Among other things, the compensation committee has reviewed data compiled from the following market surveys: ICR Apparel Industry Compensation Survey, ICR Specialty Retail Compensation Survey and Mercer Multifunctional Compensation Report. We have not identified a set of peer companies against which we benchmark compensation.

Elements of Compensation

        Executive compensation consists of the following elements:

        Base Salary.    Base salaries for our executives generally are established based on the scope of the executive's responsibilities, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. This review occurs in the first quarter of each year. The compensation committee generally targets base salary at or about the 50th percentile of the Retail Compensation Survey, as adjusted for an individual's experience, performance and scope of responsibility. Together with the annual bonus and long-term incentive compensation reflecting the relative strength of company performance, overall compensation generally approaches the 75th percentile of the Retail Compensation Survey. Our employment agreement with Ms. Blodgett provides that we may increase, but not decrease, her salary upon such annual reviews.

        Corporate Bonus Plan.    Each year we establish a corporate bonus plan to promote the achievement of company financial performance objectives and to incentivize achievement of individual and business unit performance objectives. During fiscal year 2007, we used earnings per share to measure our performance when determining management bonuses, and we will continue to use earnings per share as our performance measure in fiscal 2008. The committee determined that management's incentives would be best aligned with those of our stockholders if our bonus plan used earnings per share as our primary performance measure because we believe it is the measure most analysts and investors use to gauge our performance. Target bonus opportunities are established as a percentage of base salary, using survey data for individuals in comparable positions and markets as well as internal comparisons. Our corporate strategy is based on substantially increasing our sales in the next year, which will increase earnings per share. As a result, providing substantial bonus opportunities as a percentage of compensation ties the executive compensation with those goals. Bonus amounts are intended to provide total cash compensation at the market median for individuals in comparable positions and markets when target performance is achieved and above the market median when outstanding financial and operational results are achieved.

        Bonus targets are set based on a percentage of base salary. Ms. Blodgett's target bonus for the fiscal year ended December 30, 2007 was set at 100% of her salary; Mr. McCormick's target bonus for the fiscal year ended December 30, 2007 was set at 75% of base salary, and Mr. Taschetta's target bonus was set at 60% of base salary. For the fiscal year ending December 28, 2008, Ms. Blodgett's target bonus is set at 100% of her salary and Mr. McCormick and Mr. Taschetta's target bonuses are set at 75% and 60% of base salary, respectively. At the beginning of each year, the compensation committee establishes target performance levels for the company. Bonus amounts for Ms. Blodgett and Mr. McCormick are set solely based on company performance. The bonus amount for Mr. Taschetta for 2007 was set at 75% based on company performance and 25% based on individual performance. His 2008 bonus amount will be set based solely on company performance. For all other employees, bonus amounts depend on our year-end financial results and the individual's performance against predetermined goals.

        Under the 2007 corporate bonus plan, if we achieved less than 95% of the earnings per share target of $0.94 established at the beginning of the year, no bonuses would have been paid under the plan. Under the 2008 corporate bonus plan, if we achieve less than 95% of the earnings per share target established at the beginning of the year, no bonuses will be paid under the plan. The earnings per share targets were set at levels in line with our internal budget and required growth well in excess of average growth in the cosmetics industry. Under both the 2007 and 2008 corporate bonus plans, if our earnings per share target were achieved, the plans pay out at the bonus target amount. If the company performance exceeds the earnings per share target, participants in the plans would receive amounts greater than their target bonuses. The bonuses were "geared" such that as actual earnings per share increased as a percentage of target earnings per share, actual bonuses as a percentage of target bonus amounts increased by a greater percentage. For example, if actual earnings per share was 110% of target earnings per share, participants would be eligible to receive actual bonuses up to 150% of their target bonuses. For 2007, the bonus opportunity was capped at 200%. For 2007, Ms. Blodgett received a bonus of 100% of her salary and Mr. McCormick and Mr. Taschetta received bonuses of 75% and 60%, respectively, of their salaries. Ms. Miles terminated employment with the Company and was eligible for a pro-rated bonus for 2007 as set forth in her offer letter.

        Long-Term Incentive Compensation.    We believe that long-term incentives are an integral part of the overall executive compensation program and that our long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing stockholder value over time. We have designed our long-term incentive compensation to provide opportunities for executives and employees to achieve total compensation levels in the top quartile of the market for outstanding company performance. Our corporate strategy is to seek to expand our brand and sales globally, thereby resulting in increased stockholder value and earnings per share each year. Therefore, by having a competitive long-term incentive compensation structure, we are able to provide incentives to our employees to continue to seek opportunities to maximize our growth. We historically have elected to use stock options as the primary long-term equity incentive vehicle and we recently adopted stock ownership guidelines for our executives. While cash compensation and bonuses provide incentive for our full-time employees to encourage near-term growth and outstanding individual performance, equity incentive awards provide incentive for longer-term growth.

        Stock Options.    Our 2006 Equity Incentive Award Plan, or the 2006 plan, authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. We also have options outstanding under our 2004 Equity Incentive Plan, or the 2004 plan, but we will not be granting additional options or making any other equity awards under the 2004 plan. Our compensation committee oversees the administration of our equity incentive plans. Historically, our board and compensation committee have made stock option grants at an employee's commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives. The compensation committee also granted "make whole" options in connection with our recapitalizations between June 2004 and June 2006 to address in part the impact of the extraordinary dividends on the value of outstanding options. In making such awards, the compensation committee has considered the recommendations of members of management.

        In November 2007, the compensation committee adopted long-term incentive guidelines providing for ranges of stock option grants to be made to executives and other employees upon hiring and promotion and stock option grants made on an annual or periodic basis. The compensation committee determined to adopt the long-term incentive guidelines with respect to equity awards by considering market practices noted in the market surveys. In addition, the compensation committee also evaluated the age and exercise prices of the options already granted to the Company's employees. The "make whole" options granted between June 2004 and 2006 will be fully vested between June 2009 and June 2011, and therefore, the compensation committee determined that, in order to keep the desired equity incentive structure, we needed to provide additional equity incentives to our employees.

        In 2007, the named executive officers were awarded stock options in the amounts indicated in the section entitled "Grants of Plan-Based Awards." All stock options granted by us prior to our initial public offering on September 29, 2006 were made at what our board of directors determined to be the fair market value of our common stock on the respective grant dates. Since our initial public offering on September 29, 2006, we have made option grants based on the closing market value of our stock as reported on the Nasdaq Global Select Market on the date of grant. Our stock options are non-qualified stock options and those granted prior to November 2007 typically vest 20% per year based upon continued employment over a five-year period, and generally expire ten years after the date of grant. After November 2007, as a result of the compensation committee's approval of new comprehensive long-term incentive guidelines, stock options typically vest 25% per year based upon continued employment over a four-year period, and generally expire seven years after the date of grant.

        We expect to continue to use stock options as our primary long-term incentive compensation because:

  •
  stock options and the related vesting period help attract and retain executives;

  •
  the value received by the recipient of a stock option is based on the growth of the stock price; therefore, stock options enhance the executives' incentive to increase our stock price and maximize stockholder value; and

  •
  stock options help to provide a balance to the overall executive compensation program as base salary and our annual bonus plan focus on short-term compensation, while stock options reward executives for increases in stockholder value over the longer term.

        In determining the number of stock options to be granted to executives, as set forth in the long-term incentive guidelines, we take into account the individual's position, scope of responsibility, ability to affect profits and stockholder value and the value of stock options in relation to other elements of the individual executive's total compensation. In December 2006, we adopted a policy regarding equity awards, which the compensation committee amended in November 2007. Under this policy, as amended, our full board of directors will take action with respect to any equity awards made to our non-employee directors. The compensation committee will grant stock options and other equity awards to employees at the level of vice president and above, promoted employees and newly eligible employees. The chief executive officer will make grants of options to newly hired employees at the director level and below, provided that such grants are to be within the ranges specified in the long term incentive guidelines in an amount to any individual no greater than 10,000 options and in an aggregate amount not to exceed 50,000 options in any given month. The policy further provides that, subject to limited exceptions, grants of equity awards made to promoted employees will be made at quarterly meetings of the compensation committee and routine, annual grants will be made during the first open trading window under our insider trading plan following annual performance reviews of our employees and executives. Grants to newly hired employees would be made on the 15th of each month

(or the next business day when the 15th of the month falls on a weekend or a holiday) with respect to new hires occurring in the immediately preceding month.

        Participants in our equity incentive plans recognize taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the participant's wages, and the amount we may deduct is equal to the common stock price when the stock options are exercised less the exercise price multiplied by the number of stock options exercised. We do not pay or reimburse any participant for any taxes due upon exercise of a stock option.

        Stock Appreciation Rights.    The 2006 plan authorizes us to grant stock appreciation rights, or SARs. An SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. To date, we have not granted any SARs under the 2006 plan. While the compensation committee currently does not plan to grant any SARs under our 2006 plan, it may choose to do so in the future as part of a review of the executive compensation strategy.

        Restricted Stock and Restricted Stock Units.    Our 2006 plan authorizes us to grant restricted stock and restricted stock units. To date, we have not granted any restricted stock or restricted stock units. While the compensation committee has not yet granted restricted stock or restricted stock units to executives under our 2006 plan, it may choose to do so in the future as part of a review of the executive compensation strategy.

        401(k) Defined Contribution Plan    All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) plan. All eligible full-time and part-time employees who meet certain age and service requirements may participate. We make matching contributions to the 401(k) plan equal to 50% of each participating employee's contribution, up to 6% of the employee's salary. In 2007, Ms. Miles and Mr. Taschetta were the only named executive officers who participated in this plan. We made discretionary contributions in the amounts of $12,003 and $313 for Ms. Miles and Mr. Taschetta, respectively, in connection with their contributions to the plan during 2007. In 2006, none of our named executive officers participated in this plan.

        Non-Qualified Deferred Compensation Plan.    We offer a non-qualified deferred compensation plan available to certain executives. Participants in the deferred compensation plan may elect to defer up to 50% of their base salaries and up to 100% of their bonuses, and we are permitted to make discretionary contributions to the deferred compensation plan. During the fiscal years ended December 30, 2007 and December 31, 2006, respectively, we made discretionary matching contributions equal to 20% of each participant's contributions. Any participant contributions deferred under the deferred compensation plan are fully vested at all times and any of our contributions generally vest based on the number of years the participant has participated in the deferred compensation plan. A participant will be 25% vested in our contributions (and any hypothetical or deemed investment earnings or losses attributable to such contributions) after he or she is credited with two years of service with us, 50% vested after three years, 75% vested after four years and 100% vested after five years. Contributions to the deferred compensation plan and earnings on such amounts are held in a grantor trust for the benefit of the participants. In 2006 and 2007, Ms. Miles was the only one of our named executive officers who participated in this plan. We made a discretionary contribution in the amount of $7,500 and $27,635 for the benefit of Ms. Miles in connection with her contributions to the plan during 2006 and 2007, respectively.

        Other Benefits.    Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, long and short-term disability and life insurance, in each case on the same basis as our other employees. We also offer to senior management, including our named executive offers, additional benefits, such as paid transportation and parking costs. The compensation committee believes that these perquisites are less generous than our competitors' practices and are consistently administered by level.

Stock Ownership Guidelines

        In June 2007, our board of directors adopted stock ownership guidelines to help ensure that our chief executive officer and other executive officers remain focused on the long-term interests of our stockholders and our long-term strategic objectives. These guidelines are as follows:

  •
  within five years from the earlier of hire date or implementation of the stock ownership guidelines, our chief executive officer must own or hold shares, restricted stock or stock options having an aggregate market value equal to eight times the annual salary then in effect during that year for our chief executive officer; and

  •
  within five years from the earlier of hire date or implementation of the stock ownership guidelines, our chief financial officer and chief operating officer and our chief marketing officer must each own or hold shares, restricted stock or stock options having an aggregate market value equal to five times the annual salary then in effect during that year for our chief financial officer and chief operating officer and our chief marketing officer, respectively.

        These guidelines are subject to modifications in situations involving dramatic and unexpected changes in stock price or other circumstance our board deems appropriate.

Summary Compensation Table

        The following table shows information regarding the compensation earned by our chief executive officer, chief financial officer, and our two other executive officers during the fiscal year ended December 30, 2007. No other individuals served as executive officers during the fiscal year ended December 30, 2007. We refer to these persons as our "named executive officers" elsewhere in this proxy statement. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)			Stock Awards ($)		Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)			All Other Compensation ($)		Total ($)
Leslie A. Blodgett Chief Executive Officer	2007 2006	$681,123 600,000	$	— —		$	— —	$2,084,965 1,750,682		$650,00 1,054,800	$	— —		$47,126 30,873,465	(7) (7)	$3,463,214 34,278,947
Diane M. Miles President(1)	2007 2006	514,203 326,923		— 100,000	(3)		— —	435,559 766,727	(5)	342,586 401,209		27,635 7,500	(6) (6)	544,328 —	(8)	1,864,311 1,602,359
Myles B. McCormick Executive Vice President, Chief Financial Officer and Chief Operating Officer	2007 2006	392,308 350,000		— —			— —	449,369 374,778		300,000 430,710		— —		18,442 681,848	(9) (9)	1,160,119 1,837,336
James M. Taschetta Chief Marketing Officer(2)	2007	$66,250		—			—	19,729		40,603		—		—		126,582

(1)
Ms. Miles commenced employment in May 2006 at an annual salary of $500,000 per year. In November 2007, Ms. Miles resigned.

(2)
Mr. Taschetta commenced employment in October 2007 at an annual salary of $325,000 per year.

(3)
Represents a one-time signing bonus paid upon commencement of employment for Ms. Miles.

(4)
Amount reflects the compensation cost for the year ended December 30, 2007 associated with the named executive officer's options, calculated in accordance with SFAS 123(R) and using a Black-Scholes valuation model. See Note 2 of Notes to Consolidated Financial Statements for a discussion of the assumptions made in determining grant date fair value and compensation costs of equity awards.

(5)
Amount reflects the compensation cost for the awards granted in 2006 that vested in 2007 for Ms. Miles' options prior to her termination of employment in November 2007. The amount has been calculated in accordance with SFAS 123(R) and using a Black-Scholes valuation model. See Note 2 of Notes to Consolidated Financial Statements for a discussion of the assumptions made in determining grant date fair value and compensation costs of equity awards.

(6)
Amounts for 2007 and 2006 represent discretionary matching contributions made by us to Ms. Miles' account under the deferred compensation plan in connection with her contributions to the plan. These amounts were forfeited upon Ms. Miles' resignation in November 2007. Any participant contributions deferred under the deferred compensation plan are fully vested at all times and any contributions made by us generally vest based on the number of years the participant has participated in the deferred compensation plan. A participant will be 25% vested in our contributions (and any hypothetical or deemed investment earnings or losses attributable to such contributions) after he or she is credited with two years of service with us, 50% vested after three years, 75% vested after four years and 100% vested after five years.

(7)
Amount for 2007 includes $28,690 in employer contributions for medical, dental, life insurance, disability and other benefits, $14,640 for car allowance and parking and $3,796 for personal use of executive assistant approximately 5% of the time. Amount for 2006 includes $30,844,200 related to dividends received by Ms. Blodgett in connection with the 2006 Recapitalization on shares she previously received upon exercise of stock options, $14,640 for car allowance and parking, and $14,625 in employer contributions for medical, dental, life insurance, disability and other benefits.

(8)
Includes $525,000 for severance payment received by Ms. Miles in accordance with her employment offer letter, pursuant to which she was entitled to 12 months of base salary, $12,003 discretionary matching contribution made by us under the 401(k) plan in connection with her contributions to the plan and $7,325 in employer contributions for medical, dental, life insurance, disability and other benefits. Any participant contributions under the 401(k) plan are fully vested at all times and any contributions made by us generally vest based on the number of years the participant has participated in the 401(k) plan. A participant will be 20% vested in our contributions (and any hypothetical or deemed investment earnings or loss attributable to such contributions) for each year of service he or she is credited with.

(9)
Amount for 2007 includes $14,602 in employer contributions for medical, dental, life insurance, disability and other benefits and $3,840 for parking. Amount for 2006 includes $669,088 related to dividends received by Mr. McCormick in connection with the 2006 Recapitalization on shares he previously received upon exercise of stock options, $8,920 in employer contributions for medical, dental, life insurance, disability and other benefits, and $3,840 for parking.

Grants of Plan-Based Awards in Fiscal 2007

        The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 30, 2007 to the named executive officers.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)(1)	Threshold ($)	Target ($)	Maximum ($)
Leslie A. Blodgett		$—	$650,000	$1,300,000
Diane M. Miles		—	355,993	711,986
Myles B. McCormick		—	300,000	600,000
James M. Taschetta		—	40,068	80,136
	10/17/07				—	—	—	—	35,000	$26.37

(1)
The named executive officers' bonus opportunities under the 2007 corporate bonus plan were capped at 200%. For information about the amounts actually paid to our named executive officers under the 2007 corporate bonus plan, see the column "Non-Equity Incentive Plan Compensation" in the previous table titled "Summary Compensation Table."

Discussion of Summary Compensation and Plan-Based Awards Tables

        Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards table was paid or awarded, are described above under "Compensation Discussion and Analysis." A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment Agreements and Arrangements

        Employment Agreement.    We entered into an employment agreement with Leslie A. Blodgett, our chief executive officer on May 3, 2004. This agreement was amended on August 2, 2005 and on May 31, 2006. Pursuant to her employment agreement, Ms. Blodgett is required to devote her full business time and her best efforts, business judgment, skill and knowledge exclusively to our business and affairs. However, she is permitted to continue her membership in the Young Presidents Organization, join two additional corporate boards of entities that are not our competitors and continue her membership and involvement in an advisory capacity with JH Partners, LLC. Her initial base salary was set forth in her employment agreement and was increased to $600,000 in the second amendment, and provides for cost of living increases as determined by the compensation committee of the board of directors, in its sole discretion. She is also eligible for an annual bonus at the 100% target level under our annual bonus plan. The employment agreement's initial term ended on December 31, 2006, but it was automatically extended one year pursuant to a provision in the agreement calling for automatic one-year extensions unless either party provides the other with written notice sixty days prior to the end of the term. In March 2007, the compensation committee approved an increase in

Ms. Blodgett's base salary to $650,000 per year, retroactive to February 26, 2007. In March 2008, the compensation committee approved an increase in Ms. Blodgett's base salary to $700,000 per year, retroactive to February 25, 2008.

        Name and Likeness License.    We have entered into a Name and Likeness License Agreement with Ms. Blodgett pursuant to which she will grant us an exclusive, worldwide license to use her name, likeness, image, voice, signature, photograph and other elements or attributes of her persona, identity or personality for our products and services. The license is royalty-free and perpetual, except as described below. We are currently the owner of the primary trademarks employed in our business and, under the license agreement, we will generally have the right to develop and register in our name trademarks that incorporate Ms. Blodgett's name and likeness and to use exclusively these marks in our business. If Ms. Blodgett ceases to serve as an officer of our company in a general management role, we will continue to have the license rights contemplated by the license agreement, including the right to use those marks for any new business, as long as such new business is substantially consistent with the image, look and goodwill of the licensed marks at the time that Ms. Blodgett ceased to serve as an officer.

        In the event that we terminate Ms. Blodgett's employment without "cause" or she terminates her employment for "good reason," each as defined in her employment agreement, the license will cease to be exclusive, and we will be limited in our ability to create new marks incorporating her name, likeness, image, voice, signature, photograph and other elements or attributes of her persona, identity or personality for our products and services. In these circumstances, Ms. Blodgett would receive the right to use her name in other businesses that could directly compete with us. If Ms. Blodgett's employment terminates under these circumstances, Ms. Blodgett would receive a 1% royalty on net revenues we derive from any of our products or services bearing any of the licensed marks. Ms. Blodgett will have the right to terminate the license agreement on 180 days' notice beginning three years after the later of her ceasing to be an officer of our company in a general management role or ceasing to be a member of the board of directors; provided that we will retain a perpetual, non-exclusive license to use the intellectual property covered by the license agreement in products or services we sold or provided prior to her ceasing to be an officer, including following a termination of the license agreement. Either party may terminate the license agreement upon a material breach by the other party following notice and an opportunity to cure. The license agreement contains various customary provisions regarding our obligations to preserve the quality of the licensed marks and to protect these marks from infringement by third parties.

        Offer Letters.    We have made offers of employment to our Chief Financial Officer and Chief Operating Officer Myles McCormick and our Chief Marketing Officer James Taschetta through offer letters. The terms of our offer letter with Mr. McCormick provide for an annual base salary of $250,000. Mr. McCormick also is eligible for an annual bonus at the 70% target level under our annual bonus plan. Mr. McCormick received options to purchase 600,000 shares of our common stock, which options will vest in equal annual installments over five years. In March 2007, the compensation committee approved an increase in Mr. McCormick's base salary to $400,000 per year and an increase in bonus eligibility from 70% to 75%, retroactive to February 26, 2007. In March 2008, the compensation committee approved an increase in Mr. McCormick's base salary to $435,000 per year, retroactive to February 25, 2008.

        The terms of our offer letter with Mr. Taschetta provide for an annual base salary of $325,000. Mr. Taschetta also is eligible for an annual bonus at the 60% target level under our annual bonus plan. Mr. Taschetta received options to purchase 35,000 shares of our common stock, which options will vest in equal annual installments over four years. In March 2008, the compensation committee approved an increase in Mr. Taschetta's base salary to $330,000 per year, retroactive to February 25, 2008.

Employee Benefit Plans

  2006 Equity Incentive Award Plan

        Under the 2006 Equity Incentive Award Plan, or the 2006 plan, a total of 4,500,000 shares of our common stock (or the equivalent in other equity securities) have been initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalent awards, performance share awards, performance stock unit awards, stock payment awards, performance-based awards and other stock-based awards, including the number of shares remaining available for future awards under our 2004 Equity Incentive Plan as of September 28, 2006, the effective date of the 2006 plan. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2006 plan will be increased by the number of shares represented by awards outstanding under our 2004 Equity Incentive Plan that are forfeited or cancelled, or that expire or terminate, on or after September 28, 2006, including any shares that are forfeited by the holder or repurchased by the company pursuant to the terms of the relevant award agreement at a price not greater than the original purchase price paid. As of December 30, 2007, no options to purchase shares of our common stock had been exercised, options to purchase 350,800 shares of our common stock were outstanding and 4,934,757 shares of our common stock remained available for grant. As of December 30, 2007, the outstanding options were exercisable at a weighted average exercise price of $29.53 per share.

        In the event of a "change in control," as defined in the 2006 plan, where the acquiror does not assume or replace awards granted under the 2006 plan, awards issued under the 2006 plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. In addition, the administrator will also have complete discretion to structure one or more awards under the 2006 plan to provide that such awards will become vested and exercisable or payable on an accelerated basis in the event such awards are assumed or replaced with equivalent awards but the individual's service with us or the acquiring entity is subsequently terminated within a designated period following the change in control event. At this time, it is anticipated that a participant's awards under the 2006 plan will become vested and exercisable (if applicable) in full in the event the participant's employment or service with us or the acquiring entity is subsequently terminated within 18 months following the change in control event. The administrator may also make appropriate adjustments to awards under the 2006 plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions.

        We filed with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2006 plan.

  2004 Equity Incentive Plan

        We adopted our 2004 Equity Incentive Plan, or the 2004 plan, in June 2004. We initially reserved a total of 11,564,718 shares of our common stock for issuance under the 2004 plan. As of December 30, 2007, options to purchase a total of 3,576,796 shares of our common stock had been exercised, options to purchase 4,364,136 shares of our common stock were outstanding and zero shares of our common stock remained available for grant. As of December 30, 2007, the outstanding options were exercisable at a weighted average exercise price of $2.56 per share.

        No additional awards will be granted under the 2004 plan, and the shares represented by awards outstanding under the 2004 plan that expire without having been exercised or that are cancelled, forfeited or repurchased will become available for grant under the 2006 plan.

        In the event of certain "covered transactions," as defined in the 2004 plan, where the acquiror does not assume or replace awards granted under the 2004 plan, awards issued under the 2004 plan will terminate as of the date of the change of control. Our compensation committee may make appropriate adjustments to awards under the 2004 plan and is authorized to provide for the acceleration, cash-out, assumption, substitution or conversion of such awards.

        All of the option agreements for time-vesting nonqualified stock options, or NQSOs, granted under the 2004 plan provide that such options will become vested and exercisable in full upon the occurrence of a covered transaction. Further, the option agreements for all outstanding performance-vesting NQSOs provide that the time-vesting criteria of such options will be deemed fully satisfied on the acquisition of a "qualifying sale transaction," as defined in the 2004 plan.

        We filed with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2004 plan.

Outstanding Equity Awards at 2007 Fiscal Year-End

        The following table sets forth certain information with respect to outstanding equity awards at December 30, 2007 with respect to the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Leslie A. Blodgett	— — 48,641 —	1,010,250 531,710 145,920 280,419	(1) (1) (1) (1)	— — — —	$0.47 0.47 2.39 8.87	(3) (3) (4)	7/21/2014 7/21/2014 12/12/2015 6/29/2016
Diane M. Miles	113,020 7,144	— —		— —	5.56 8.87	(5)	5/30/2016 6/29/2016
Myles B. McCormick	156,000 84,000 6,720 12,480 13,243 16,275	156,000 84,000 20,160 37,440 19,863 65,098	(1) (1) (1) (1) (1) (1)	— — — — — —	0.47 0.47 0.64 0.64 2.39 8.87	(3) (3) (6) (6) (4)	12/29/2014 12/29/2014 4/3/2015 4/3/2015 12/12/2015 6/29/2016
James M. Taschetta	—	35,000	(2)	—	26.37		10/16/2014

(1)
Options vest at a rate of 20% per year from the vesting start date.

(2)
Options vest at a rate of 25% per year from the vesting start date.

(3)
In connection with our June 2006 recapitalization, the compensation committee of our board of directors exercised its discretion under our 2004 Equity Incentive Plan and reduced the exercise price from $0.71 to $0.47 to address in part the impact of the extraordinary dividend on the value of the options.

(4)
In connection with our June 2006 recapitalization, the compensation committee of our board of directors exercised its discretion under our 2004 Equity Incentive Plan and reduced the exercise price from $3.61 to $2.39 to address in part the impact of the extraordinary dividend on the value of the options.

(5)
In connection with our June 2006 recapitalization, the compensation committee of our board of directors exercised its discretion under our 2004 Equity Incentive Plan and reduced the exercise price from $8.43 to $5.56 to address in part the impact of the extraordinary dividend on the value of the options.

(6)
In connection with our June 2006 recapitalization, the compensation committee of our board of directors exercised its discretion under our 2004 Equity Incentive Plan and reduced the exercise price from $0.97 to $0.64 to address in part the impact of the extraordinary dividend on the value of the options.

Option Exercises and Stock Vested in Fiscal 2007

        The following table sets forth certain information with respect to option and stock exercises during the fiscal year ended December 30, 2007 with respect to the named executive officers.

	Options Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Leslie A. Blodgett	889,728	$19,928,136
Diane M. Miles	6,980	134,281
Myles B. McCormick	—	—
James M. Taschetta	—	—

(1)
The value realized upon exercise of an option is calculated based on the number of shares issued upon exercise of such option multiplied by the difference between the fair market value per share on the date of exercise less the exercise price per share of such option.

Pension Benefits

        We do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation for Fiscal 2007

        The following table sets forth certain information with respect to non-qualified deferred compensation contributions in the fiscal year ended December 30, 2007 with respect to the participating named executive officer.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Diane M. Miles	$134,139	$27,635	(1)	$(18,888	)(1)	$—	$190,476

(1)
The amount shown in the column under the heading "Registrant Contributions in Last FY" in the table above is reported in the Summary Compensation Table in the column under the heading "Change in Pension Value and Nonqualified Deferred Compensation Earnings," but the amount in the column under the heading "Aggregate Earnings in Last FY" in the table above is not included in any of the amounts shown in such table. Ms. Miles forfeited the amount indicated in the column under the heading "Registrant Contributions in Last FY" in the table above in connection with her resignation in November 2007.

Director Compensation for Fiscal 2007

        The following table sets forth a summary of the compensation we paid to our non-employee directors in the fiscal year ended December 30, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Ross M. Jones	$—	$—	$—	$—	$—	$—	$—
Bradley M. Bloom	—	—	—	—	—	—	—
John C. Hansen	—	—	—	—	—	—	—
Michael J. John	—	—	—	—	—	—	—
Lea Anne S. Ottinger	48,000	—	—	—	—	—	48,000
Karen M. Rose	53,000	—	—	—	—	—	53,000
Glen T. Senk	51,500	—	—	—	—	—	51,500
Kristina M. Leslie	5,000	—	5,213	—	—	—	10,213

(1)
Amount reflects the compensation cost for the year ended December 30, 2007 of the named executive officers options, calculated in accordance with SFAS 123(R) and using a Black-Scholes valuation model. See Note 2 of Notes to Consolidated Financial Statements for a discussion of assumptions made by the Company in determining grant date fair value and compensation costs of our equity awards.

        The following table details information with respect to all options to purchase our common stock held by our non-employee directors outstanding on December 30, 2007:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
Lea Anne S. Ottinger	7,500 1,088 410	— 545 820	$0.47 2.39 8.87	(1) (2)	6/9/2014 12/12/2015 6/29/2016
Karen M. Rose	7,500 447	15,000 892	5.56 8.87	(3)	5/30/2016 6/29/2016
Glen T. Senk	15,000 1,088 760	— 545 1,520	0.47 2.39 8.87	(1) (2)	11/28/2014 12/12/2015 6/29/2016
Kristina M. Leslie	—	22,000	19.75		11/27/2014

(1)
In connection with our June 2006 recapitalization, the compensation committee of our board of directors exercised its discretion under our 2004 Equity Incentive Plan and reduced the exercise price from $0.71 to $0.47 to address in part the impact of the extraordinary dividend on the value of the options.

(2)
In connection with our June 2006 recapitalization, the compensation committee of our board of directors exercised its discretion under our 2004 Equity Incentive Plan and reduced the exercise price from $3.61 to $2.39 to address in part the impact of the extraordinary dividend on the value of the options.

(3)
In connection with our June 2006 recapitalization, the compensation committee of our board of directors exercised its discretion under our 2004 Equity Incentive Plan and reduced the exercise price from $8.43 to $5.56 to address in part the impact of the extraordinary dividend on the value of the options.

        The grant date fair values of option grants to our directors in fiscal year ending December 30, 2007 are as follows:

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise Price ($)	Grant Date Fair Value ($)
Kristina M. Leslie	11/28/07	22,000	$19.75	$178,561

        Effective June 2007, we established an annual cash compensation arrangement with Ms. Ottinger, Ms. Rose, Mr. Senk and Ms. Leslie, under which each receives an annual $30,000 retainer for serving as a director. In addition, each of them receives $2,500 for attendance at each regular board meeting attended, $1,000 for attendance at each other board meeting (including monthly updates by phone) and $1,000 for attendance at each board committee meeting. Ms. Rose will also receive $10,000 per year as chair of the audit committee and Mr. Senk will receive $5,000 per year as chair of the compensation committee. We have also granted each of Ms. Ottinger, Ms. Rose and Mr. Senk, as of the dates of their respective elections to the board, the right to purchase $300,000 of our common stock at the fair market value on the date of purchase, as well as an option to purchase 22,500 shares of our common stock, vesting over three years after the date of the grant. The options granted to Ms. Ottinger and Mr. Senk were granted with an exercise price of $1.79 per share. As of December 30, 2007, Ms. Ottinger and Mr. Senk held options to purchase 7,500 and 15,000 shares, respectively, with revised exercise prices of $0.47 per share. The exercise prices were adjusted in connection with our February 2005, October 2005 and June 2006 recapitalizations. The option granted to Ms. Rose was granted with an exercise price of $8.43 per share. As of December 30, 2007, Ms. Rose held options to purchase 22,500 shares with a revised exercise price of $5.56 per share. The exercise price of her options was adjusted in connection with our June 2006 recapitalization. We also have granted Ms. Leslie, as of the date of her election to the board, an option to purchase 22,000 shares of our common stock, vesting in full upon the three-year anniversary of her election to the board, provided that Ms. Leslie continues to serve on the board through such anniversary date. In addition, we reimburse these directors for all reasonable out-of-pocket expenses arising out of performance of their duties as directors.

        In addition, in November 2007, we established an annual equity incentive award program for the outside directors pursuant to which we will grant each of them at the time of the annual meeting of stockholders, either restricted stock or non-qualified stock options, at their option, having a value of $60,000 at the time of grant, which will vest on the one-year anniversary of the date of grant. We also determined to grant an initial equity award to new outside directors of restricted stock or non-qualified stock options, at each such director's option, having a value of $250,000 on the date of grant, which would vest upon the three-year anniversary of such director's appointment or election to the board of directors provided that such director continued to serve through such anniversary.

Severance and Change in Control Payments

        We have entered into agreements and maintain plans that may require us to make payments and/or provide certain benefits to our named executive officers in the event of a termination of their employment or a change of control. The following tables and narrative disclosure summarize the potential payments to each named executive officer assuming that one of the events listed in the tables below occurs. The tables assume that the event occurred on December 28, 2007, the last business day of our last completed fiscal year. Our 2004 Equity Incentive Plan and our 2006 Equity Incentive Award Plan contain change of control provisions as described above. See "2004 Equity Incentive Plan" and "2006 Equity Incentive Award Plan." All of our executive officers were awarded options to purchase shares of our common stock under the 2004 Equity Incentive Plan during 2006. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change of control, we have assumed a price per share of our common stock of $24.43, which represents the closing market price of our common stock as reported on the Nasdaq Global Select Market on December 28, 2007.

Additional Change in Control Provisions

  Leslie A. Blodgett

        Termination due to Death or Disability.    Ms. Blodgett's employment agreement will terminate upon her death or disability. Disability is defined as her becoming disabled by illness, injury, accident or condition of either a physical or psychological nature, resulting in her being unable to perform substantially all of her duties and responsibilities with or without reasonable accommodation, for 120 days during any period of 365 consecutive days. In the event Ms. Blodgett's employment is terminated due to death or disability, she or her estate, as applicable, is entitled to receive any earned but unpaid amounts of her base salary and bonus compensation, a pro-rated portion of any bonus she would have earned for the year in which the termination as a result of her death or disability occurred, payable when we generally pay bonus to employees, accrued vacation and unreimbursed expenses unpaid at the date of termination. In the event she becomes disabled, the board of directors may designate another employee to act in her place during any period of disability, and she is entitled to receive her base salary and benefits, reduced by any disability income benefits she receives under our disability income plan.

        Termination for Cause.    We may terminate at any time Ms. Blodgett's employment agreement for cause. Cause is defined as Ms. Blodgett's:

  •
  commission of a felony or crime involving dishonesty or moral turpitude;

  •
  commission of any fraud, theft, embezzlement, misappropriation of funds, material breach of fiduciary duty as an officer or member of the board of directors or serious act of dishonesty;

  •
  failure to follow the reasonable instructions of the board of directors, which failure does not cease within 15 days after written notice specifying such failure in reasonable detail is given to Ms. Blodgett by the board of directors;

  •
  engaging in conduct likely to make us or any of our affiliates subject to criminal liabilities, other than those arising from our normal business activities; or

  •
  willful engagement in any other conduct that involves a material breach of fiduciary obligation on the part of Ms. Blodgett as an officer or member of the board of directors, or that could reasonably be expected to have a material adverse effect upon the business interests or reputation of us or any of our affiliates.

        Upon termination for cause, Ms. Blodgett is not entitled to any payment or benefit other than the payment of base salary earned, accrued vacation and unreimbursed expenses unpaid at the date of termination and COBRA.

        Termination by Us Other than for Cause or Resignation with Good Reason.    The employment agreement provides Ms. Blodgett with certain severance benefits in the event her employment is terminated by us other than for cause, or if she resigns with "good reason." Ms. Blodgett may terminate her employment agreement for good reason at any time upon 30 days' notice. "Good reason" is defined as:

  •
  a failure by us to continue Ms. Blodgett as chief executive officer,

  •
  the material diminution of nature or scope of her responsibilities, duties or authority,

  •
  a material breach of the employment agreement by us;

  •
  requiring her to report to anyone other than the board of directors, or

  •
  requiring her to relocate outside of San Francisco, California area.

        Upon a termination of Ms. Blodgett other than for cause, or if she resigns with "good reason," we are required to pay her accrued base salary through the date of termination, plus severance in the amount of her then-current base salary for 18 months, 150% of the bonus she received for the most recently completed bonus year, accrued vacation and unreimbursed expenses. The Company is required to pay such severance in 18 equal monthly installments commencing on the date of such termination. In addition, to the extent permitted by the terms of the applicable plans, subject to any applicable employee contribution, we will be required to continue to contribute to the cost of participation by Ms. Blodgett, her spouse and her eligible dependents in our welfare plans for a period of 18 months after termination and then, to the extent permitted by the applicable insurer, Ms. Blodgett will be eligible for COBRA and 18 months of healthcare and life insurance benefits contributions.

        Resignation Other than for Good Reason.    Ms. Blodgett may also terminate her employment agreement other than for good reason at anytime upon 90 days' notice to us. In the event of termination, our board of directors may elect to waive or reduce the period of notice and may at its discretion elect to pay Ms. Blodgett her base salary for the notice period (or any remaining portion of the period) plus accrued vacation. Ms. Blodgett will not be entitled to receive any annual bonus after the provision of notice of such termination.

        Ms. Blodgett's employment agreement also contains standard noncompetition, nonsolicitation and nondisclosure covenants on the part of Ms. Blodgett. During the term of her employment, and for 18 months after her employment is terminated, or for 12 months after her employment is terminated upon 90 days' notice and within one year of a change of control of the company, other than a change of control resulting from a public offering of securities, Ms. Blodgett may not engage in any manner in any activity that is directly or indirectly competitive with our business. Our obligation to make the termination payments as described above is conditioned upon Ms. Blodgett's continued compliance with the confidentiality, non-compete and non-solicit provisions.

        The following table quantifies certain payments which may become due to Ms. Blodgett.

Executive Benefits and Payments upon Termination

	Termination Due to Death or Disability		Termination for Cause		Termination by Us Other than for Cause or Resignation with Good Reason		Resignation Other than for Good Reason		Change in Control
Compensation:
Base salary	$25,415	(1)	$25,415	(1)	$25,415	(1)	$25,415	(1)	$25,415	(1)
Severance payment	—		—		975,000	(5)	—		—
Annual bonus incentive	650,000	(2)	—		975,000	(6)	—		—
Unvested and accelerated stock options	—		—		—		—		45,606,330	(10)
Other	—		—			(7)		(7)	—
Benefits and perquisites:
Life insurance benefits	—		—		675	(8)	—		—
Medical benefits	—		20,541	(4)	20,139	(9)	—		—
Accrued vacation pay	76,246	(3)	76,246	(3)	76,246	(3)	76,246	(3)	76,246	(3)

(1)
Represents earned but unpaid salary as of December 30, 2007.

(2)
Represents annual bonus incentive earned for fiscal year ending December 30, 2007.

(3)
Based on three weeks available to Ms. Blodgett at December 30, 2007.

(4)
Payment of the COBRA health insurance premiums up to 18 months or until Ms. Blodgett begins employment with another company that offers comparable benefits.

(5)
Represents 18 months of base salary.

(6)
Represents 150% of the annual bonus incentive earned for fiscal year ended 2007, the most recently completed bonus year.

(7)
Under the Name and Likeness License Agreement between Ms. Blodgett and us, in the event that we terminate Ms. Blodgett's employment without "cause" or she terminates her employment for "good reason," each as defined in her employment agreement, Ms. Blodgett will be entitled to receive a 1% royalty on net revenues we derive from any of our products or services bearing her name, likeness, image, voice, signature, photograph and other elements or attributes of her persona, identity or personality. For more information about the Name and Likeness License Agreement, see "—Employment Agreements and Arrangements; Name and Likeness License."

(8)
Represents 18 months of life insurance premiums.

(9)
Represents 18 months of medical benefits.

(10)
All unvested options held by Ms. Blodgett will become vested and exercisable in full upon the occurrence of a covered transaction.

  Myles B. McCormick

        Mr. McCormick's employment with us is "at will," and may be terminated by either him or us for any reason. The following table quantifies certain payments which may become due to Mr. McCormick.

Executive Benefits and Payments upon Termination

	Termination Due to Death or Disability		Termination for Cause		Termination by Us Other than for Cause or Resignation with Good Reason		Resignation Other than for Good Reason		Change in Control
Compensation:
Base salary	$15,385	(1)	$15,385	(1)	$15,385	(1)	$15,385	(1)	$15,385	(1)
Severance payment	—		—		—		—		—
Annual bonus incentive	—		—		—		—		—
Unvested and accelerated stock options	—		—		—		—		15,326,195	(3)
Benefits and perquisites:
Life insurance benefits	—		—		—		—		—
Medical benefits	—		—		—		—		—
Accrued vacation pay	69,231	(2)	69,231	(2)	69,231	(2)	69,231	(2)	69,231	(2)

(1)
Represents earned but unpaid salary as of December 30, 2007.

(2)
Based on vacation days accrued as of December 30, 2007.

(3)
All unvested options held by Mr. McCormick will become vested and exercisable in full upon the occurrence of a covered transaction.

  James M. Taschetta

        Mr. Taschetta's employment with us is "at will," and may be terminated by either him or us for any reason. The following table quantifies certain payments which may become due to Mr. Taschetta.

Executive Benefits and Payments upon Termination

	Termination Due to Death or Disability		Termination for Cause		Termination by Us Other than for Cause or Resignation with Good Reason		Resignation Other than for Good Reason		Change in Control
Compensation:
Base salary	$12,500	(1)	$12,500	(1)	$12,500	(1)	$12,500	(1)	$12,500	(1)
Severance payment	—		—		325,000	(4)	—		—
Annual bonus incentive	—		—		—		—		—
Unvested and accelerated stock options	—		—		—		—		—	(3)
Benefits and perquisites:
Life insurance benefits	—		—		—		—		—
Medical benefits	—		—		—		—		—
Accrued vacation pay	8,653	(2)	8,653	(2)	8,653	(2)	8,653	(2)	8,653	(2)

(1)
Represents earned but unpaid salary as of December 30, 2007.

(2)
Based on vacation days accrued as of December 30, 2007.

(3)
All unvested options held by Mr. Taschetta will become vested and exercisable in full if the acquiror does not assume or replace awards in the event of a change of control or if his employment with us or the acquiring entity is terminated within 18 months of the change in control. However, as the unvested options were anti-dilutive as of December 30, 2007, no amount has been disclosed.

(4)
Represents 12 months of base salary.

Limitation of Liability and Indemnification of Officers and Directors

        As permitted by Section 102 of the Delaware General Corporation Law, provisions in our amended and restated certificate of incorporation and bylaws limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as directors. The duty of care generally requires that when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

        As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

  •
  we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights provided in our bylaws are not exclusive.

        We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified.

        At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Compensation Committee Report

        We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in this proxy statement. Based on the reviews and discussions referred to above, we recommend to the board of directors that the Compensation Discussion and Analysis referred to above be included in this report.

        The foregoing has been furnished by the compensation committee.

  Glen T. Senk, Chair
  Bradley M. Bloom
  Ross M. Jones

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of transactions in the last fiscal year to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation and employment arrangements described under "Compensation Disclosure and Analysis." We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

Review and Approval of Related Party Transactions

        Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors will review approve all compensation-related policies involving our directors and executive officers.

Indemnification Agreements and Directors' and Officers' Liability Insurance

        We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements generally require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our board of directors and audit committee have selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 28, 2008 and our board of directors has directed that management submit the selection of independent registered public accounting firm to the stockholders for ratification at the 2008 Annual Meeting. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 2002 through the fiscal year ended December 30, 2007. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholders are not required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our board of directors and the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

        The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Independent Auditor Fee Information

        The fees billed by our independent registered public accounting firm, Ernst & Young LLP, for 2007 and 2006 for professional services are as follows:

Audit Fees

        Fees for audit services were $2,043,000 in 2007 and $1,884,000 in 2006 and include fees for the audits of our annual financial statements, including the audit of internal control over financial reporting in 2007, the review of our quarterly reports filed with the SEC, statutory audits required internationally, review of registration statements and related services that are normally provided in connection with regulatory filings or engagements.

Audit-Related Fees

        Audit-related fees were $125,000 in 2007. Audit-related fees in 2007 were comprised of due diligence services in connection with our UK acquisition. We did not engage Ernst & Young LLP to perform any audit-related services in 2006.

Tax Fees

        We did not engage Ernst & Young LLP to perform tax services in 2007 and 2006.

All Other Fees

        All other fees were $5,000 in each of 2007 and 2006, relating to online research software fees.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

        Our audit committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All non-audit services during fiscal years 2007 and 2006 were pre-approved by the audit committee.

        Our board of directors unanimously recommends a vote "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2008.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of ten percent or more of our common stock ("Reporting Persons") are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock. Based solely on our review of such forms received and the written representations of our Reporting Persons, we have determined that no Reporting Person known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, except for the following: Michael J. John filed one late report covering three transactions, John C. Hansen filed one late report covering three transactions, Lea Anne S. Ottinger filed one late report covering six transactions and one late report covering one transaction, and Leslie A Blodgett filed one late report covering four transactions during fiscal year 2007.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2009 must be received by us no later than December 9, 2008, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our amended and restated bylaws, a stockholder who wishes to make a proposal at the 2009 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than January 15, 2009 and no later than February 14, 2009 unless the date of the 2009 Annual Meeting is more than 30 days before or more than 60 days after the one-year anniversary of the 2008 Annual Meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2009 Annual Meeting may exercise discretionary voting power regarding any such proposal. All such proposals of stockholders must also satisfy the conditions for such proposals set forth in our amended and restated bylaws. Stockholders are advised to review our amended and restated bylaws, which contain requirements with respect to advance notice of stockholder proposals and director nominations.

ANNUAL REPORT

        Our Annual Report for the fiscal year ended December 30, 2007 will be mailed to stockholders of record on or about April 7, 2008. Our Annual Report does not constitute, and should not be considered, a part of this proxy statement.

        If any person who was a beneficial owner of our common stock on the Record Date, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Bare Escentuals, Inc., 71 Stevenson Street, 22nd Floor, San Francisco, California 94105, Attention: Corporate Secretary.

OTHER BUSINESS

        Our board of directors does not know of any matter to be presented at our 2008 Annual Meeting which is not listed on the Notice of 2008 Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

        All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors,
Leslie A. Blodgett Chief Executive Officer

Dated: April 7, 2008

BARE ESCENTUALS, INC.

ATTN: INVESTOR RELATIONS

71 STEVENSON STREET

22ND FLOOR

SAN FRANCISCO, CA 94105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Bare Escentuals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bare Escentuals, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BAREE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BARE ESCENTUALS, INC.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.

To elect two directors for a three-year term to expire at the 2011 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:

		☐	☐	☐

Nominees:

01) Bradley M. Bloom
02) Lea Anne S. Ottinger

Vote On Proposal
		For	Against	Abstain
2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2008.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR(S) ABOVE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

BARE ESCENTUALS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2008

The undersigned stockholder of Bare Escentuals, Inc., a Delaware corporation (the “Company”), hereby appoints Leslie A. Blodgett and Myles B. McCormick, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on May 15, 2008 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be dated and signed on the reverse side.)

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER BUSINESS